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                                                                Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-44971 of Eagle-Picher Holdings, Inc. related to the $141,910,000 Series
B Cumulative Redeemable Exchangelable Preferred Stock of our report dated January 15, 1998, except for Notes G and M, as to which the date is February 24, 1998, on our audit of the consolidated financial statements of Eagle-Picher Industries, Inc. as of and for the year ended November 30, 1997, and our report dated January 15, 1998 on our audit of the balance sheet of Eagle-Picher Holdings, Inc. as of December 22, 1997 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading 'Experts' in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
May 19, 1998


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